Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
4-May-15	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES

FIRST QUARTER 2015 RESULTS

High Point, NC, May 4,2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the first quarter of 2015.

After exiting the previous quarter ended December 31, 2014 with strong sales momentum and an operating profit, inclement weather, the West Coast port strike and the negative impact of a strong US dollar on international orders contributed to flat sales and an operating loss for the first quarter of 2015.

“It was disappointing to lose the momentum we were building as we began the year due to factors outside of our control, but the initiatives we have underway give us confidence in our plan for this year’s growth and profitability,” said Glenn Prillaman, President and Chief Executive Officer. Most notable of the initiatives in the short term is the company’s expansion of its case goods product line. Last month it launched a new nursery and youth furniture brand, Stone & Leigh. Orders from large regional retailers and smaller independent stores alike are building a strong backlog, and the company is expanding overseas production capacity.

Initial testing of the company’s new consumer marketing platform has also begun. This effort will integrate preferred brick-&-mortar retail locations with localized online advertising support driving consumer traffic to a fully enabled eCommerce solution powered by newly launched websites. Several other initiatives specifically targeted for growth in one or more of the company’s multiple channels of distribution are also scheduled for launch this year.

The company showed improved operating results from the comparable quarter last year despite the headwinds. “Management improved results in the first quarter as we slightly increased gross margins and lowered SG&A expenses,” stated Prillaman. “We controlled inventories supporting continuing operations and, since the quarter ended, have commitments for all remaining inventories of the company’s discontinued operations allowing for a clean start in the nursery and youth product category.”

Financial results for the first quarter of 2015:

•         Net sales were $14.7 million, flat with the first quarter of 2014.

•         Gross profit improved to 20.3% compared to 20.1% in the prior year comparable quarter.

•         Selling, general and administrative expenses were $3.6 million (24.9% of net sales) compared to $4.3 million (29.2% of net sales) in the prior year first quarter.

•         Operating loss was $663,000 compared to a loss of $1.3 million in the prior year first quarter.

•         Net income from continuing operations was $2.8 million, driven by the receipt of $3.8 million in distributions related to the Continued Dumping and Subsidy Offset Act of 2000. An additional $1.1 million  in CDSOA related distributions were received subsequent to the first quarter.

•         As of March 28, 2015, the company’s financial position reflected $7.0 million in cash and restricted cash and $17.0million in net cash surrender value on life insurance policies.

Balance Sheet

Cash, restricted cash and cash available from cash surrender value of life insurance policies was $24.0 million at March 28, 2015.  Working capital, excluding cash, restricted cash and net assets of discontinued operations, increased to $23.0 million from $21.4 million on December 31, 2014.  The increase was primarily the result of an increase in accounts receivable and decreases in accounts payable, accrued salaries wages and benefits and other accrued expenses, partially offset by a decrease in inventory.

Outlook

“We have taken the difficult steps to position our company for profitable growth.  We have a well-positioned $60 million adult case goods business that we expect to grow this year, and we are now reentering a product category we know well that is large enough to support significant growth for our company,” said Prillaman. “We maintain a healthy balance sheet, and we are committed to returning value to our shareholders this year. We made adjustments to our cost structure late in the first quarter to lower our breakeven point to current sales levels.”

Given the decrease in order rates in the last two months of the first quarter, which continued through April, the company expects to fall short of second quarter sales comps as backlog of a very successful introduction shipped in the second quarter of last year.  As a result, the company does not expect to see much sequential growth in the second quarter. Increased freight charges related to port congestion will continue into the second quarter but are expected to return to normal by the end of the quarter.  “We expect our business to be very close to profitability and growing as we exit the second quarter. In addition, we expect the second half to generate sales growth, gross margin expansion and cash generation, excluding the minimal inventory build necessary to support the growth of the company’s new nursery and youth product line extension,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model.  The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, May 5, 2015, at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through June, 5, 2015) is (877) 660-6853, the conference number is 13605972.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 28,	March 29,
	2015	2014

Net sales	$14,672	$14,642

Cost of sales	11,689	11,704

Gross profit	2,983	2,938

Selling, general and administrative expenses	3,646	4,278

Operating loss	(663)	(1,340)

CDSOA income, net	3,820	-
Other income, net	11	331
Interest expense, net	330	726
Income (loss) from continuing operations before income taxes	2,838	(1,735)
Income tax expense (benefit)	65	(10)

Net income (loss) from continuing operations	2,773	(1,725)

Net loss from discontinued operations	(118)	(2,901)

Net income (loss)	$2,655	$(4,626)

Diluted income (loss) per share:
Income (loss) from continuing operations	$.19	$(.12)
Loss from discontinued operations	(.01)	(.21)
Diluted income (loss) per share	$.18	$(.33)

Diluted weighted average number of shares	14,464	14,163

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	March 28,	December 31,
	2015	2014

Assets
Current assets:
Cash and equivalents	$5,793	$5,584
Restricted cash	1,190	1,190
Accounts receivable, net	6,668	5,853
Inventories	23,053	24,216
Assets of discontinued operations	295	1,373
Prepaid expenses and other current assets	803	890
Deferred income taxes	49	66

Total current assets	37,851	39,172

Property, plant and equipment, net	1,944	1,990
Cash surrender value of life insurance, net	17,023	15,129
Other assets	3,360	3,416

Total assets	$60,178	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,700	$6,425
Liabilities of discontinued operations	6	93
Accrued expenses	2,858	3,175

Total current liabilities	7,564	9,693

Deferred income taxes	49	66
Other long-term liabilities	8,698	8,969

Stockholders' equity	43,867	40,979
Total liabilities and stockholders' equity	$60,178	$59,707

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 28,	March 29,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$13,876	$13,480
Cash paid to suppliers and employees	(16,562)	(15,274)
Cash from Continued Dumping and Subsidy Offset Act	3,820	-
Interest (paid) received, net	(398)	3
Net cash provided (used) by operating activities	736	(1,791)

Cash flows from investing activities:
Sale of short-term investments	-	5,000
Purchase of other assets	-	(44)
Net cash provided by investing activities	-	4,956

Cash flows from financing activities:
Payment of insurance policy loans	(1,400)	-
Net cash used by financing activities	(1,400)	-

Cash flows from discontinued operations:
Net cash provided (used) by discontinued operations	873	(419)

Net increase in cash and equivalents	209	2,746
Cash and equivalents at beginning of period	5,584	7,218

Cash and equivalents at end of period	$5,793	$9,964

Reconciliation of net income (loss) to net cash provided (used) byoperating activities:
Net income (loss)	$2,655	$(4,626)

Loss from discontinued operations	118	2,901
Depreciation and amortization	116	151
Stock-based compensation	226	223
Changes in assets and liabilities	(2,379)	(440)
Net cash provided (used) by operating activities	$736	$(1,791)